UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2008
TRONOX INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	1-32669	20-2868245

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

211 N. Robinson, Suite 300
Oklahoma City, Oklahoma		73102
(Address of principal executive offices)		(Zip Code)
(405) 775-5000
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information under “Amendment to Credit Agreement and Guarantee Agreement and Collateral Agreement” in Item 8.01 is incorporated into this Item 1.01 by reference.
Item 8.01. Other Events.
Amendment to Credit Agreement and Guarantee and Collateral Agreement
     On July 17, 2008, Tronox Incorporated (the “Company”) and its subsidiary Tronox Worldwide LLC (the “Borrower”) entered into the Third Amendment to Credit Agreement and Second Amendment to Guarantee and Collateral Agreement (collectively, the “Amendment”) with lenders holding a majority of the aggregate principal amount of loans under the Credit Agreement, dated as of November 28, 2005, among the Company, the Borrower, the lenders from time to time parties thereto, Lehman Brothers Inc. and Credit Suisse, as joint lead arrangers and joint bookrunners, ABN Amro Bank N.V., as syndication agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent, as amended by the First Amendment dated as of March 12, 2007, and as further amended by the Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement dated as of February 8, 2008 (as amended, the “Credit Agreement”).
     Among other things, the requisite lenders agreed to amend Section 7.1(a) of the Credit Agreement regarding the Company’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement). As amended, the Credit Agreement provides that the Company shall not permit its Consolidated Total Leverage Ratio for any period of four fiscal quarters to exceed the ratio set opposite such fiscal quarter under the column “Current”. The ratios provided for under the Credit Agreement prior to the Amendment are under the column “Previous”.
Consolidated Total Leverage Ratio

Three Months Ended	Current	Previous
6/30/2008	5.20x	4.90x
9/30/2008	5.55x	4.90x
12/31/2008	5.35x	4.90x
     In addition, as part of the Amendment, the Company agreed, among other things, that from the date of the Amendment to the date the Company delivers financial statements pursuant to the Credit Agreement for the year ended December 31, 2008 (the “Amendment Period”), it must use all net proceeds from asset sales greater than $0.5 million to pay down term loan borrowings rather than have the ability to reinvest such amounts. In addition, the Company agreed to pledge certain of its intellectual property and related rights to secure the obligations under the Credit Agreement.
     In connection with the Amendment, the Company paid the consenting lenders a fee of 0.75% of the sum of the aggregate principal amount of the outstanding term loan and the revolving credit commitment as well as reimbursement of fees, expenses and costs incurred by the administrative agent.
     This description of the Amendment is qualified in its entirety by the copy thereof attached as Exhibit 99.1 hereto and which is incorporated by reference herein.
     There is no assurance that the Company won’t be in default under the Credit Agreement in the future. If the Company were to be in default under the Credit Agreement, its ability to borrow under the Credit Agreement would be impaired and the lenders could declare a default which could ultimately cause all amounts due under the Credit Agreement to become immediately due and payable.

     A copy of the Credit Agreement was filed as Exhibit 10.6 of the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 7, 2005. A copy of the first amendment thereto was filed Exhibit 10.19 of the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007. A copy of the Second Amendment was filed as Exhibit 99.1 of the Company’s current report on Form 8-K, filed with the SEC on February 13, 2008.
Reasons for the Amendment
     The Amendment was sought in response to, among other things, the unexpected significant cost increases the company and industry experienced in the second quarter of 2008 and the continued impact of the weak U.S. economy. In addition, as Tronox announced previously, its second-quarter financial results were impacted by production difficulties at its Uerdingen, Germany, and Kwinana, Western Australia, titanium dioxide facilities, and higher natural gas costs at Kwinana due to the shutdown of Apache’s Varanus Island natural gas processing facility in Australia.
     As previously announced, in response to these ongoing challenges, the Company continues to implement steps to reduce costs and is continuing its efforts to increase prices. The Company continues to evaluate all strategic alternatives to improve the business, including development opportunities, mitigation of legacy liabilities, capital restructuring and land sales.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Third Amendment to Credit Agreement and Second Amendment to Guarantee and Collateral Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 21, 2008

TRONOX INCORPORATED

By:	/s/ Michael J. Foster

Name:	Michael J. Foster
Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Third Amendment to Credit Agreement and Second Amendment to Guarantee and Collateral Agreement.